Exhibit 99.4

Execution Version

ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (“Assignment”), dated and effective as of February 3, 2026 (“Effective Date”), is by and between, Castlehouse VCC – Harvest Win, a sub-fund of Castlehouse VCC, registered in Republic of Singapore (“Assignor”) and Ginkgo Capital Global Fund SPC - Xtalpi AI Fund SP, a sub-fund of Ginkgo Capital Global Fund SPC, registered in Cayman Islands (“Assignee”).

WHEREAS, Assignor has entered into that certain Securities Purchase Agreement (the “Agreement”) dated January 27, 2026, with Cingulate Inc., a Delaware corporation (the “Company”) and such other parties named in the Agreement, pursuant to which Assignor will purchase the following securities (“Securities”) of the Company, as described in the Agreement:

Shares of Common Stock: 1,757,393

Shares of Preferred Stock: 973

Warrant Shares: 1,556,420

WHEREAS, Assignor now desires to assign, and Assignee desires to assume all of Assignor’s right to and interest in the purchase of 100% of the Securities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1         Assignment. As of the Effective Date, Assignor hereby assigns, conveys, transfers and sets over unto Assignee, all of Assignor’s right to and interest in the purchase of 100% of the Securities. Assignor represents that the Agreement is attached as Exhibit A and that there are no other documents modifying or amending the terms of the Agreement except as attached hereto as Exhibit A.

2.        Assumption. From and after the Effective Date, Assignee hereby assumes all of Assignor’s right to and interest in the purchase of 100% of the Securities and the right arising from owning 100% of the Securities under the Agreement after the Closing, including, but not limited to all covenants and obligations, which are to be paid, performed, fulfilled, and complied with by the Assignor under the Agreement with respect to the Securities that accrue from and after the Effective Date hereof.

3.       Reference to Assignor under the Agreement. From and after the Effective Date, all references in the Agreement to the “Singapore Entity” or the Assignor shall be read to mean the Assignor. All obligations to be performed by the Assignor shall be performed by Assignor, and all rights of the Assignor under the Agreement shall be exercised by the Assignee, including without limitation the right to appoint any directors, approval or notice under the Agreement.

5.        Assignee Obligations. The Assignee hereby agrees that it shall be bound by all terms of the Agreement with respect to the Securities, including but not limited to, all covenants in the Agreement made by the Purchasers and the representations and warranties in Section 3.2 of the Agreement, which the Assignee is hereby making as of the Closing Date (unless such representation or warranty is to be made as of a specific date as provided in the Agreement, in which case they shall be accurate as of such date).

6.         Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

7.        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

8.        Counterparts. The parties agree that this Assignment may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page(s) follow.]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first set forth above.

ASSIGNOR:

Castlehouse VCC – Harvest Win, a sub-fund of Castlehouse VCC

By:	/s/ Zhanpeng Jiang

Name:	Zhanpeng Jiang
Title:	Partner

ASSIGNEE:

Ginkgo Capital Global Fund SPC -
Xtalpi AI Fund SP, a sub-fund of Ginkgo Capital Global Fund SPC

By: Falcon Creek Capital Advisor, LLC, its Investment Manager

By:	/s/ Zhanpeng Jiang
Name:	Zhanpeng Jiang
Title:	Managing Partner

Company Acknowledgement

The undersigned, Cingulate Inc., a Delaware corporation, hereby acknowledge the partial assignment of the Agreement as contemplated by the foregoing Assignment and Assumption of Agreement.

Cingulate Inc.
By:	/s/ Shane Schaffer
Name:	Shane Schaffer
Title:	Chief Executive Officer

Exhibit A

[Agreement Attached.]